[ERNST & YOUNG LETTERHEAD]






May 28, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 23, 2003, of Pulaski Financial Corp. and are in agreement with the statements contained in the two paragraphs in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained herein.





                                          /s/ Ernst & Young LLP